U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING
                                                                  --------------
                                                                  SEC FILING NO.
                                                                     0-27351
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                                                                  --------------
                                                                  CUSIP NUMBER
                                                                   025334 10 3
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      |_| Form 10-K and Form 10-KSB  |_| Form 20-F   |_| Form 11-K
      |X| Form 10-Q and Form 10-QSB  |_| Form N-SAR

                  For Period Ended: December 31, 2008

                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  |_| Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR

      For the Transition Period Ended: N/A

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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Part I - Registrant Information
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      Full Name of Registrant: Magnum d'Or Resouces, Inc.

      Former Name if Applicable: N/A

      Address of Principal Executive Office (Street and Number): 1326 SE 17th Street #513, Ft. Lauderdale, FL 33316

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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject annual report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

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Part IV - Other Information
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(1) The Name and telephone number of person to contact in regard to this notification

   Joseph J. Glusic                (305)               420-6563
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       (Name)                   (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).    Yes [X]   No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
Yes [X] No [ ] Form 10-KSB

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   Magnum d'Or Resources, Inc.


Date: February 13, 2009            By: /s/ Joseph J. Glusic
                                       ----------------------------------------
                                       Joseph J. Glusic, Chief Executive Officer
                                       and President

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                                    ATTENTION
        Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).
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